Exhibit 99.1

Howard Bancorp, Inc. Reports First Quarter 2018 Results with the Acquisition of First Mariner Bank

ELLICOTT CITY, Md.--(BUSINESS WIRE)--April 30, 2018--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank, reported its financial results for the quarter ending March 31, 2018. A summary of results for and other developments during the quarter ended March 31, 2018 is as follows:

  On March 1, 2018, we completed our acquisition of First Mariner Bank (“First Mariner”) through the merger of First Mariner with and into Howard Bank. The aggregate merger consideration of $173.8 million included $9.2 million of cash and 9,143,230 shares of our common stock, which was valued at approximately $164.6 million based on our closing stock price of $18.00 on February 28, 2018.
  As a result of the merger closing on March 1, 2018, the first quarter operating results included only one month’s worth of combined revenues and operating expenses; however, the first quarter results included the majority of expenses relating to the closing of the merger. This resulted in a quarterly pretax loss of $7.4 million after the recording of $10 million in merger-related and restructuring expenses during the first quarter and a net loss of $5.7 million for the first quarter of 2018. As a result, we incurred a loss of $0.43 per share for the first quarter of 2018 compared to quarterly earnings per share of $0.19 and $0.18 for the fourth quarter of 2017 and the first quarter of 2017, respectively. Excluding the $10 million in merger related expenses, our pretax earnings would have been $2.5 million, producing net income of approximately $1.9 million, with a first quarter EPS of $0.14. This lower EPS is impacted by the higher number of shares on only one month of combined earnings.
  The merger resulted in Howard Bank acquiring $1.00 billion in assets, $664.3 million in portfolio loans, and $706.4 million in deposits. In addition to the fair value of loans acquired, Howard Bank also recorded a deferred tax asset of $32.5 million (valued utilizing recently enacted 2018 corporate federal tax rates) and $71.4 million of goodwill.
  Total assets were $2.1 billion at March 31, 2018 compared to total assets of $1.1 billion at December 31, 2017 and total assets of $1.0 billion at March 31, 2017, representing asset growth of 85% and 103%, respectively. As noted above, the assets acquired of $1.0 billion accounted for the growth in total assets for the first quarter of 2018 compared to the fourth quarter of 2017.
  Total portfolio loans increased by $669.0 million or 71% from $937.0 million at the end of 2017 to $1.6 billion at March 31, 2018. The loans acquired of $664.0 million represented the majority of the growth in the first quarter, supplemented by $5.0 million in net organic growth. Comparing March 31, 2018 to the same quarter end in 2017, total portfolio loans grew by $760.0 million or 90%.
  Total deposits increased from $864.0 million at December 31, 2017 to $1.5 billion at March 31, 2018, representing net deposit growth of $686.0 million or 79% during the first quarter of 2018. The quarter’s growth was less than the deposits acquired of $706.0 million largely driven by one acquired deposit customer that withdrew approximately $25.0 million at the end of the first quarter of 2018, but then subsequently re-deposited those funds in early April of 2018.
  Total common shareholders’ equity increased by $159.5 million or 121% from $132.3 million at December 31, 2017 to $291.7 million at March 31, 2018. As noted above, this increase in capital levels was the result of the issuance of 9.1 million shares representing $165.0 million in common stock issued in conjunction with the merger. Partially offsetting the increased capital resulting from the acquisition was a net loss incurred during the first quarter of $5.7 million.

For the Three Months Ended March 31, 2018

Results of Operations

As noted above, Howard Bancorp continued with its strategic growth plan by organically growing assets and loans, while also successfully achieving growth via acquisition. Net interest income increased $2.3 million or 23% when comparing net interest income of $12.1 million for the first quarter of 2018 to $9.9 million recorded in the fourth quarter of 2017, and grew of $3.4 million or 39% compared to the first quarter of 2017. In the first quarter of 2018, the provision for credit loss expense of $1.1 million was $320 thousand or 40% higher than the $800 thousand recorded in the fourth quarter of 2017, and also higher than the $200 thousand recorded during the first quarter of 2017. This increase was primarily a result of a change in procedure to charge-off loans that has previously had specific reserves held against them. Our net interest income growth was supplemented by the revenue generated from our mortgage banking division, which recorded noninterest income of $3.7 million for the first quarter of 2018, compared to $3.8 million in the same period in 2017, a slight decrease of $152 thousand or 4%. We recorded $10.0 million in merger-related and restructuring expenses in the first quarter of 2018. Excluding these merger expenses, our noninterest expenses increased by $1.5 million or 13% compared to the fourth quarter of 2017, and also increased by $2.7 million or 25% compared to the first quarter of 2017. As noted earlier, the first quarter of 2018 included one month of operating expenses from the merged operations, which accounted for the majority of the expense increase in the first quarter of 2018 versus the fourth quarter of 2017.

Financial Condition

Comparing March 31, 2018 to December 31, 2017, total capital levels increased by $159.5 million due to the additional $165.0 million in capital issued in the merger, less the net loss for the quarter driven by the merger costs. As a result, our book value per share increased from $13.47 at December 31, 2017 to $15.36 to end the first quarter of 2018. However tangible book value (TBV) per share declined from $13.23 to $10.83 as follows:

	Amount	Shares	TBV
December 31, 2017 Common Equity	132,253
Less 12/31/2017 Goodwill	(603)
12/31/2017 Core deposit intangible	(1,743)
December 31, 2017 Tangible Capital	129,907	9,820,592	$13.23

Common equity issued in merger	164,900
Goodwill from merger	(71,398)
Core deposit intangible in merger	(12,588)
Net loss for quarter ended 03/31/18	(5,675)

March 31, 2018 Tangible Capital	205,145	18,991,026	$10.83

Similar to the reduction in the tangible book value per share, our total risk based capital ratios also declined from 13.72% at December 31, 2017 to 10.59% at the end of the first quarter of 2018 as a result of the acquired assets and assumed liabilities in the acquisition. Portions of acquisition related goodwill, core deposit intangible, and deferred tax assets are disallowed and therefore act as reductions from equity capital in the determination of tier one and tier two regulatory capital. Because of the timing of the closing date of the merger, all tangible capital and tangible book value per share calculations as well as regulatory capital levels were impacted by absorbing all of the balance sheet growth, as well as the majority of the merger related expenses in the quarter, while only having one month of additional earnings benefit.

As noted above, we added $1.0 billion and $664.3 million in fair value of assets and portfolio loans respectively, upon the merger closing on March 1, 2018. As of March 31, 2018, fair value of the non-accrual loans acquired totaled $12.0 million, which along with legacy non-accrual loans increased the combined level of nonperforming loans to $30.3 million compared to the $13.2 million at December 31, 2017. The merger also increased the level of our other real estate owned (OREO) from $1.5 million at year end 2017 to $5.1 million at March 31, 2018. As a result of both the increase in non-performing loans and OREO, the ratio of our non-performing assets to total assets increased from 1.28% at December 31, 2017 to 1.67% at the end of the first quarter of 2018.

Chairman and CEO Mary Ann Scully stated, “The consummation of the acquisition of First Mariner Bank marks another transformational milestone in Howard Bancorp history. A near doubling of assets, loans and deposits concentrated in our target markets and target segments following a prior year of strong double digit organic growth positions us uniquely for both the strategic goals we have for the company as well as achieving the scale necessary to achieve sustainably higher returns. Much of the scaffolding for this scaling has taken place in the first quarter with initial cost savings enacted immediately after the effective date of the merger, to be followed by the remainder of the initial cost reductions late in the second quarter post the client systems conversion in May. In aggregate we expect, once fully implemented, that the level of cost savings will meet or exceed on an annualized basis the 37 percent cost savings levels communicated in our initial merger announcement in August of 2017. Although achieving this level of expense savings, especially those that impact our staff, can be difficult, they reflect our decision to make as many hard decisions now as possible to better position ourselves in the medium term and to better ensure a high probability of success in an environment of tax changes, interest rate increases, flattening yield curves, and intense competition.

“Tax law changes that should be favorable over the long term to earnings and capital accretion had a negative impact on the value of our deferred tax assets and correspondingly increased goodwill levels. The sharp increase in market interest rates impacted both loan fair market valuations and CDI levels. Some delays in the ability to recognize revenue as well as to implement cost savings due to an early March consummation of the First Mariner merger versus the originally anticipated late December 2017 closing have also, albeit more temporarily, impacted capital levels given a later start to earnings accretion and retention. However, this temporary financial noise does not negate in any way the much greater strength of Howard Bancorp in March 2018.

“This kind of strengthening has already provided us with the ability to do more than simply cut costs, and has provided us with the simultaneous ability to ensure that we are focusing the business on those staff members, locations and activities most consistent with our vision and most likely to accelerate the sustainability, consistency, quality and trajectory of our core businesses. Branch locations are better distributed around our footprint and are significantly larger in average size to ensure efficiencies. They are more consistently focused on commercial growth and retail growth related to those targeted commercial businesses. Commercial banker portfolios are also larger per relationship manager; our middle market team now better complements our business banking team and allows for faster portfolio growth and the ability to assure customers of our ability to provide an ongoing relationship as they themselves grow. Treasury management staff is better positioned from both a product and a diversity of skills perspective to ensure a higher mix of transaction accounts.

“We have made the difficult decision to not only proceed with the rightsizing of the mortgage division – to balance the oft stated and continuing desire and need for a recurring source of noninterest income against the inherent volatility of this business line – but to further shrink the business to allow us to focus on a local footprint of purchase money mortgages - a more value added approach in an increasingly commoditized business. We have decided to exit the national, leads based, cash out refinancing business by closing the Consumer Direct division of our mortgage operation. This mortgage rightsizing analysis was referenced in our fourth quarter 2017 press release, but only after the acquisition and consolidation of the First Mariner mortgage division were we fully able to both quantify the impacts and to execute on this initiative.

“Mergers of this size are never easy to execute and implement. Our combined focus on business is unusual for a bank our size and our emphasis on Greater Baltimore business is virtually unique. While larger competitors may target Greater Washington or other markets further south, our plan has not changed. We are confident of the continuing support of all of our stakeholders – owners, clients, colleagues and communities served. We thank each of you.”

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to Howard’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond Howard’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which Howard operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; Howard’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Howard’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Howard’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; any impairment of Howard's goodwill or other intangible assets; Howard’s ability to fully realize the cost savings and other benefits of its acquisitions, business disruption following those acquisitions, and post-acquisition customer acceptance of Howard’s products and services, including the integration of the First Mariner acquisition;; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Howard’s Form 10-K for the year ended December 31, 2017 and other documents filed by Howard with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and Howard does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Howard.

HOWARD BANCORP, INC.

	Three months ended
(Dollars in thousands, except per share data.)	Mar 31	Dec 31	Mar 31
Income Statement Data:	2018	2017	2017
Interest income	$14,360	$11,338	$9,868
Interest expense	2,213	1,482	1,117
Net interest income	12,147	9,856	8,751
Provision for credit losses	1,120	800	200
Noninterest income	4,704	4,669	4,459
Merger and restructuring expenses	9,975	189	-
Other noninterest expense	13,175	11,659	10,500
Pre-tax income/(loss)	(7,419)	1,877	2,510
Federal and state income tax expense/(benefit)	1,744	(6)	944
Net income/(loss)	(5,675)	1,884	1,566

Per share data and shares outstanding:
Net income/(loss) per common share, basic	$(0.43)	$0.19	$0.18
Book value per common share at period end	$15.36	$13.47	$12.91
Tangible book value per common share at period end	$10.83	$13.23	$12.63
Average common shares outstanding	13,080,614	9,815,228	8,806,404
Shares outstanding at period end	18,991,026	9,820,592	9,763,318

Financial Condition data:
Total assets	$2,124,701	$1,149,950	$1,048,752
Loans receivable (gross)	1,605,477	936,608	845,945
Allowance for credit losses	(6,148)	(6,159)	(5,360)
Other interest-earning assets	180,417	152,343	147,276
Total deposits	1,549,959	863,908	851,972
Borrowings	271,982	148,920	64,328
Total shareholders' equity	291,708	132,253	126,011
Common equity	291,708	132,253	126,011

Average assets	$1,523,140	$1,113,539	$1,016,871
Average shareholders' equity	186,789	129,829	110,490
Average common shareholders' equity	186,789	129,829	110,490

Selected performance ratios:
Return on average assets	(1.51)%	0.67%	0.62%
Return on average common equity	(12.32)%	5.76%	5.75%
Net interest margin(1)	3.55%	3.71%	3.68%
Efficiency ratio(2)	137.38%	81.56%	79.48%

Asset quality ratios:
Nonperforming loans to gross loans	1.89%	1.41%	1.11%
Allowance for credit losses to loans	0.38%	0.66%	0.63%
Allowance for credit losses to nonperforming loans	20.26%	46.70%	56.93%
Nonperforming assets to loans and other real estate	2.20%	1.57%	1.39%
Nonperforming assets to total assets	1.67%	1.28%	1.12%

Capital ratios:
Leverage ratio	12.53%	11.70%	12.16%
Tier I risk-based capital ratio	10.04%	12.77%	13.96%
Total risk-based capital ratio	10.59%	13.72%	14.96%
Average equity to average assets	12.26%	11.66%	10.87%

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	March 31,	December 31,	Sept 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$76,570	$28,856	$50,715	$41,536	$48,170
Federal Funds Sold	968	116	495	294	314
Total cash and cash equivalents	77,538	28,972	51,210	41,830	48,484

Interest Bearing Deposits with Banks	3,920	-	494	9,633	14,326

Investment Securities:
Available-for-sale	87,548	74,256	67,883	52,151	46,059
Held-to-maturity	9,315	9,250	9,250	9,250	8,750
Federal Home Loan Bank stock, at cost	12,700	6,492	5,982	5,196	2,943
Total investment securities	109,563	89,998	83,115	66,597	57,752

Loans held-for-sale	69,886	42,153	52,683	53,872	35,666

Loans:	1,605,477	936,608	892,213	880,137	845,945
Allowance for credit losses	(6,148)	(6,159)	(5,661)	(5,385)	(5,360)
Net loans	1,599,330	930,449	886,552	874,752	840,585

Accrued interest receivable	5,948	3,465	3,137	2,860	2,790

Bank premises and equipment, net	51,136	19,189	19,556	19,599	19,864

Other assets:
Goodwill	72,001	603	603	603	603
Bank owned life insurance	72,824	28,631	28,427	28,216	21,517
Other intangibles	13,972	1,743	1,849	1,977	2,113
Other assets	48,583	4,747	4,907	4,383	5,052
Total other assets	207,380	35,724	35,786	35,179	29,285
Total assets	$2,124,701	$1,149,950	$1,132,533	$1,104,322	$1,048,752

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing deposits	$414,528	$218,139	$212,519	$215,124	$244,408
Interest bearing deposits	1,135,432	645,769	649,566	639,585	607,564
Total deposits	1,549,959	863,908	862,085	854,709	851,972
Borrowed funds	271,982	148,920	135,023	116,311	64,328
Other liabilities	11,051	4,869	5,112	4,914	6,441
Total liabilities	1,832,992	1,017,697	1,002,220	975,934	922,741
Shareholders' equity:
Common stock – $.01 par value	190	98	98	98	98
Additional paid-in capital	275,490	110,387	110,183	109,956	109,647
Retained earnings	16,429	22,049	20,166	18,453	16,415
Accumulated other comprehensive income/(loss), net	(401)	(281)	(134)	(119)	(149)
Total shareholders' equity	291,708	132,253	130,313	128,388	126,011
Total liabilities and shareholders' equity	$2,124,701	$1,149,950	$1,132,533	$1,104,322	$1,048,752

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$205,735	$129,907	$127,861	$125,807	$123,295
Tier 1 Leverage (to average assets)	12.53%	11.70%	11.74%	11.78%	12.16%
Common Equity Tier 1 Capital (to risk weighted assets)	10.04%	12.77%	13.40%	13.39%	13.96%
Tier 1 Capital (to risk weighted assets)	10.04%	12.77%	13.40%	13.39%	13.96%
Total Capital Ratio (to risk weighted assets)	10.59%	13.72%	14.36%	14.34%	14.96%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$30,340	$13,188	$13,013	$9,307	$9,415
Real estate owned	5,135	1,549	2,133	2,135	2,350
Total non-performing assets	$35,475	$14,737	$15,146	$11,442	$11,765

Non-performing loans to total loans	1.89%	1.41%	1.46%	1.06%	1.11%
Non-performing assets to total assets	1.67%	1.28%	1.34%	1.04%	1.12%
ALLL to total loans	0.38%	0.66%	0.63%	0.61%	0.63%
ALLL to non-performing loans	20.26%	46.70%	43.50%	57.86%	56.93%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	March 31,	December 31,	Sept 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Total interest income	$14,360	$11,338	$11,112	$10,708	$9,868
Total interest expense	2,213	1,482	1,357	1,211	1,117
Net interest income	12,147	9,856	9,755	9,497	8,751
Provision for credit losses	(1,120)	(800)	(491)	(340)	(200)
Net interest income after provision for credit losses	11,027	9,056	9,264	9,157	8,551

NON-INTEREST INCOME:
Service charges and other income	1,034	1,138	1,018	885	637
Mortgage banking income	3,670	3,531	4,086	4,407	3,822

Total non-interest income	4,704	4,669	5,104	5,292	4,459

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,569	5,981	5,972	6,063	5,557
Occupancy expense	1,538	1,033	1,025	1,034	1,062
Marketing expense	1,005	1,114	991	1,185	941
FDIC insurance	153	177	180	76	217
Professional fees	306	522	606	417	423
Other real estate owned related expense	22	506	32	93	24
Merger and restructuring	9,975	189	378	-	-
Other	2,582	2,325	2,453	2,347	2,276
Total non-interest expense	23,151	11,847	11,637	11,215	10,500

Income/(loss) before income taxes	(7,419)	1,878	2,731	3,234	2,510

Income tax expense/(benefit)	(1,744)	(6)	1,018	1,196	944

NET INCOME/(LOSS)	$(5,675)	$1,884	$1,713	$2,038	$1,566

EARNINGS/LOSS) PER SHARE – Basic	$(0.43)	$0.19	$0.17	$0.21	$0.18
EARNINGS/(LOSS) PER SHARE – Diluted	$(0.43)	$0.19	$0.17	$0.21	$0.18

Average common shares outstanding – Basic	13,080,614	9,815,228	9,808,542	9,779,772	8,806,404
Average common shares outstanding – Diluted	13,080,614	9,858,809	9,854,822	9,822,165	8,856,763

PERFORMANCE RATIOS:
(annualized)
Return on average assets	-1.51%	0.67%	0.62%	0.76%	0.62%
Return on average common equity	-12.32%	5.76%	5.32%	6.45%	5.75%
Net interest margin	3.55%	3.55%	3.76%	3.77%	3.68%
Efficiency ratio	137.38%	81.56%	78.32%	75.87%	79.48%
Tangible common equity	10.09%	11.32%	11.31%	11.42%	11.79%

Reconciliation of Non-GAAP measures presented in this release

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses non-GAAP financial measures, Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

The Company incurred merger-related and restructuring charges in connection with the acquisition of First mariner that are considered to be infrequent or non-recurring in nature. Following is a reconciliation of the operating results excluding merger-related and restructuring expenses and the GAAP basis information presented in this release:

	Three Months ended			Three Months Ended
	March 31, 2018			March 31, 2017
	Pre-Tax	After Tax	EPS	Pre-Tax	After Tax	EPS

Earnings as reported	($7,419)	($5,675)	($0.43)	$2,510	$1,566	$0.18
Merger-Related & Restructuring Costs	$9,975	$7,528	$0.58	-	-	-
Earnings Adjusted	$2,556	$1,853	$0.14	$2,510	$1,566	$0.18

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer